Exhibit 10.5

LYONDELLBASELL INDUSTRIES N.V.

CORPORATE GOVERNANCE GUIDELINES

1. General. The Supervisory Board (the “Board”), which is appointed by the shareholders, is the ultimate decision-making body of LyondellBasell Industries N.V. and its subsidiaries (the “Company” or “LyondellBasell”), except with respect to those matters reserved to the Management Board and/or the shareholders. The Board is responsible for overseeing and ensuring the Management Board’s objectives, structure and operation of internal risk management and control systems, financial reporting process, compliance with legislation and regulations, business strategies and risks, operations, policies and processes maximize long-term shareholder value in the context of advancing the Company’s mission.

2. Election of Supervisory Directors. Beginning with the annual meeting of shareholders in 2017, each member of the Board will be elected annually. The number of directors that constitutes the Board (each a “Supervisory Director”) shall be fixed by the Board, but in no event shall be less than nine Supervisory Directors. There is no limitation on the number of terms for which a Supervisory Director may serve on the Board.

3. Succession Planning. The Board plans for succession to the position of Chief Executive Officer as well as certain other senior management positions. To assist the Board, the Chief Executive Officer annually provides the Board with an assessment of senior managers and their potential to succeed him. He also provides the Board with an assessment of persons considered potential successors to certain senior management positions.

4. Board Leadership. The Supervisory Directors will annually elect a Chairman of the Board. The Chairman of the Board shall preside at all meetings of the shareholders and of the Board as a whole. He shall perform such other duties, and exercise such powers, as from time to time shall be prescribed by the Board. The Chairman of the Board shall preside over executive sessions of the Company’s independent Supervisory Directors, facilitate information flow and communication among the Supervisory Directors, and perform such other duties as may be specified by the Board.

5. Supervisory Director Independence. It is the policy of the Company that at least a majority of the Supervisory Directors meet the New York Stock Exchange (“NYSE”) Listing Standard’s “independence” requirements. Annually, the Nominating & Governance Committee of the Board reviews all relevant information, not merely from the standpoint of the Supervisory Director, but also from that of persons or organizations with which the Supervisory Director has an affiliation, and makes recommendations to the Board concerning the independence of the Supervisory Directors. Based on those recommendations, the Board makes an affirmative determination as to the independence of each Supervisory Director. The Board has established categorical standards to assist in making such determinations. Such standards are set forth in Annex A hereto.

6. Board Size. It is the policy of the Company that the number of Supervisory Directors not exceed a number that can function efficiently as a body. The Nominating & Governance Committee considers and makes recommendations to the Board concerning the appropriate size and needs of the Board. The Nominating & Governance Committee considers candidates to fill new positions created by expansion and vacancies that occur by resignation, by retirement or for any other reason.

7. Selection Criteria. The Nominating & Governance Committee works with the Board to determine the appropriate mix of characteristics, skills and experience for the Board as a whole and for individual Supervisory Directors. In evaluating the suitability of individuals for Board membership, the Nominating & Governance Committee takes into account many factors. Those include whether the individual meets various independence requirements; the individual’s general understanding of the varied disciplines relevant to the success of a large, publicly traded company in today’s global business environment, understanding of LyondellBasell’s global businesses and markets, professional expertise and educational background; and other factors that promote diversity of views and experience. The Nominating & Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recruiting and recommending a slate of directors that can best perpetuate LyondellBasell’s success and represent shareholder interests through the exercise of sound judgment, using its diversity of experience.

8. Supervisory Director Service on Other Public Boards. The Board does not believe that it should prohibit Supervisory Directors from serving on other organizations’ boards and committees. The Board expects each Supervisory Director to ensure that his commitments do not interfere with his duties as a Supervisory Director of LyondellBasell. Supervisory Directors consult with the Chairman and the Chair of the Nominating & Governance Committee before accepting the offer of another public company directorship or a request to serve as a member of the audit committee of any other public company. The Nominating & Governance Committee and the Board will take into account the nature and extent of the director’s other commitments when determining whether it is appropriate to nominate that individual for re-election. Service on boards and committees of other organizations should be consistent with LyondellBasell’s conflict of interest policies. If a member of the Company’s Audit Committee serves on more than three public company audit committees, the Board determines whether such simultaneous service impairs the director’s ability to serve effectively on LyondellBasell’s Audit Committee.

9. Change in Supervisory Director Occupation. When a Supervisory Director’s principal occupation or business association changes substantially during his or her tenure as a Supervisory Director, that Supervisory Director shall review and consult with the Chairman and the Chair of the Nominating & Governance Committee on the potential impact, if any, that the change may have on continued Board service.

10. Supervisory Director Compensation. The Nominating & Governance Committee annually reviews the compensation of Supervisory Directors and makes a recommendation to the Board regarding the form and amount of Supervisory Directors’ compensation.

11. Board and Committee Self-Evaluation. The Board, and each Committee, is required to conduct a self-evaluation of its performance at least annually.

12. Director Tenure Supervisory Directors shall not be renominated following their 75th birthday. The Board does not endorse arbitrary term limits on Supervisory Directors’ service, nor does it believe in automatic annual re-nomination of a Supervisory Director until he reaches the mandatory retirement age. Therefore, the Board self-evaluation process is an important determinant for continuing service.

13. Committees. It is the general policy of the Company that all major decisions be considered by the Board as a whole. As a consequence, the committee structure of the Board is limited to those committees considered to be basic to, or required for, the operation of a publicly owned company.

Currently these committees are the Audit Committee; Compensation Committee; Nominating & Governance Committee; Health, Safety, Environmental & Operations (“HSE&O”) Committee; Finance Committee and Executive Committee. The members and chairs of these committees are recommended to the Board by the Nominating & Governance Committee. The members of the Audit, Compensation and Nominating & Governance Committee shall meet NYSE’s independence requirements as well as the additional requirements for committee membership established by NYSE and any other applicable laws, rules and regulations and the applicable committee charter. At least one Audit Committee member shall be an “audit committee financial expert” as defined in the SEC’s regulations. Generally, the Board does not favor mandatory rotation of committee assignments or chairs, believing that experience and continuity are more important. However, from time to time, as the Board composition changes, the Nominating & Governance Committee may recommend rotation of committee and committee chair assignments.

14. Supervisory Director Orientation and Continuing Education. The Company provides an orientation process for new directors, including a review of LyondellBasell background materials, a briefing on key issues facing the Company and meetings with senior management. The Board and its committees receive regular presentations on the Company’s strategic and business plans, financial performance, legal and regulatory matters, compliance programs, as well as other matters. Supervisory Directors are encouraged to take advantage of continuing education opportunities that enhance their ability to fulfill their responsibilities. The Company reimburses directors for reasonable costs incurred in connection with such continuing education.

15. Chief Executive Officer Performance Goals and Annual Evaluation. The Compensation Committee is responsible for setting annual and long-term performance goals for the Chief Executive Officer and for evaluating his or her performance against such goals. The Compensation Committee meets annually with the Chief Executive Officer to receive his or her recommendations concerning such goals. Both the goals and the evaluation are then submitted for consideration by the outside Supervisory Directors of the Board at a meeting or executive session of that group. The Compensation Committee then meets with the Chief Executive Officer to evaluate his or her performance against such goals.

16. Communication with Stakeholders. The Chief Executive Officer is responsible for establishing effective communications with the Company’s stakeholder groups, i.e., shareholders, customers, Company associates, communities, suppliers, creditors, governments and corporate partners. It is the policy of the Company that management speaks for the Company.

17. Meeting Attendance. All Board members are expected to prepare themselves for and to attend all Board meetings and all meetings of the committees on which they serve. If circumstances require, a member of the Board may attend a meeting by conference telephone or other similar communications equipment, which allows such member to participate in the meeting as if he were present. It is understood that, on occasion, a director may be unable to attend a meeting.

18. Information Flow and Distribution of Meeting Materials. To facilitate active and informed discussion at Board and committee meetings, directors receive background materials in advance of meetings. Through these materials and presentations at meetings, the Board and its committees keep abreast of the Company’s performance and businesses, plans (including acquisitions, divestitures and capital expenditures), various issues (including regulatory updates), and new developments. In addition to meeting-related materials, directors receive other regular and special reports throughout the year. Proprietary or otherwise sensitive materials may be reserved for distribution at meetings.

19. Board Meetings. At the invitation of the Board, members of senior management recommended by the Chief Executive Officer shall attend Board meetings or portions thereof for the purpose of participating in discussions. Generally, presentations of matters to be considered by the Board are made by the manager responsible for that area of the Company’s operations.

20. Supervisory Director Access to Corporate and Independent Advisors. Board members have free access to all members of management and employees of the Company. In addition, as necessary and appropriate, Board members may consult with independent legal, financial, accounting and other advisors to assist in their duties to the Company and its shareholders.

21. Executive Sessions. Executive sessions or meetings of Supervisory Directors without management present are held regularly. Additionally, executive sessions including only independent Supervisory Directors are held at least once a year.

22. Communications with the Board. Shareholders and other interested parties may write to Supervisory Directors at Corporate Secretary, LyondellBasell Industries, Suite 300, 1221 McKinney Street, Houston, Texas 77010 or via e-mail at Investors@lyondellbasell.com. The Supervisory Directors established procedures for handling such communications and directed the Corporate Secretary to act as their agent in processing such communications. The Corporate Secretary forwards communications relating to matters within the Board’s purview to the Supervisory Directors, communications relating to matters within a Board committee’s area of responsibility to the Chair of the appropriate committee, and communications relating to ordinary business matters, such as suggestions, inquiries and consumer complaints, to the appropriate LyondellBasell executive. The Corporate Secretary does not forward solicitations, junk mail and obviously frivolous or inappropriate communications, but makes them available to any independent Supervisory Director who requests them.

23. Periodic Review of Guidelines. The Board has the authority to amend these Guidelines. The Nominating & Governance Committee reviews these guidelines and reports on its review and recommends any changes to the Board.

Amended and Restated Effective February 16, 2017.

ANNEX A

Categorical Standards of Supervisory Director Independence

A Supervisory Director is considered independent if the Board makes an affirmative determination after a review of all relevant information that the Supervisory Director has no material relationship with the Company or any of its subsidiaries. The Board has established the categorical standards set forth below, which either meet or exceed the independence requirements of the New York Stock Exchange listing standards, to assist it in making such determinations. A Supervisory Director will not be considered independent if the Supervisory Director, his wife, registered partner or other life companion, foster child or relative by blood or marriage up to the second degree as defined by Dutch law:

•	is, or within the last five years has been, an employee or member of the Management Board of the Company or any of its subsidiaries;

•	has received, or during any 12-month period within the last three years has received, more than $120,000 in direct compensation from the Company or its subsidiaries, other than Supervisory Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent on continued service);

•	receives personal financial compensation from the Company, or a company associated with it, other than the compensation received for the work performed as a Board member and insofar as this is not in keeping with the normal course of business;

•	is a current partner or employee of the independent auditors of the Company or any of its subsidiaries;

•	was within the last three years (but is no longer) a partner or employee of the independent auditors of the Company or any of its subsidiaries and personally worked on the audit of the Company or any of its subsidiaries within that time;

•	is, or within the last three years has been, employed as an executive officer of another company where any of the current executive officers of the Company or any of its subsidiaries serve, or within the last three years have served, on such other company’s compensation committee;

•	has had an important business relationship with the Company, or a company associated with it, in the year prior to appointment. This includes the case where the Board member, or the firm of which he is a shareholder, partner, associate or advisor, has acted as advisor to the Company and the case where the Board member is a management board member or an employee of any bank with which the company has a lasting and significant relationship;

•	has temporarily managed the Company during the previous twelve months where management board members have been absent or unable to discharge their duties; and

•	is a current employee of a company that makes payments to, or receives payments from, the Company or its subsidiaries in an amount which, in any single fiscal year for the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.